EXHIBIT 10.1

Memorandum of Understanding
November 1, 2005

This Memorandum of Understanding is an acknowledgement by LMI Aerospace, Inc. and Gulfstream Aerospace Corporation, for the following negotiated agreed to items. It is LMI and Gulfstream’s intent to incorporate these items into a Memorandum of Agreement at a future date. The period of performance for this agreement shall be November 1, 2005 to January 31, 2006.

The following conditions have been agreed to by both represented parties:

1)
Pricing on all products manufactured and delivered by LMI to include but not limited to: Skin Kits, Leading Edges, and other details as agreed upon between GAC and LMI per attachment “A”. Pricing has been established from the period of January, 2006 through December, 2010. * Kit detail components will be re-priced to align unit pricing of components with the escalation in raw material prices. The total kit price will reflect the price change indicated in attachment “A.”

2)	* LMI has the ability to utilize all contracts in place by GAC for raw material support. * LMI has agreed to assist GAC and it’s sub-tiers with over wide material distribution when applicable.

3)	LMI and GAC have agreed to establish documentation in the MOA for bonding pricing protection, due to past and present failure rates of this process.

4)	GAC and LMI has agreed to work together to establish a process for tool maintenance that will benefit both parties and meet all GAC quality requirements.

5)	*

6)	Responsibility for freight cost will remain the same as business today, *. * It is LMI’s responsibility to have personnel available to unload kit details off this truck.

7)	GAC and LMI agreed to openly negotiate research and development cost associated with transitioning from side pull to end pull for GAC skins and doublers currently manufactured at Versaform/LMI.

8)
GAC agrees to modify the late delivery penalty clauses in the MOA regarding over wide material. Only when manufacture (mill) fails to provide over wide material in a timely manner that would cause LMI to deliver late product to schedule. GAC reserves the right to verify all purchase order released to the mill to verify adequate lead time was given. LMI must communicate with GAC any and all potential late deliveries from the mill.

9)	GAC and LMI will work together to bring closure for all other items proposed by LMI in document dated 10/31/05 LMI/GAC Open Issues .

10)	GAC and LMI will review on an individual basis out of production spares requirements to determine if any of the requirements warrant current production unit pricing.

11)	LMI will provide GAC with a list of inactive tooling for removal from LMI facilities.

12)	LMI reserves the right with GAC to explore the effect of the min max pilot program to determine if (16) manufactured lead time weeks will be adequate.

* The text noted by asterisks has been redacted in connection with a request to the Securities and Exchange Commission for confidential treatment of such text pursuant to Rule 24b-2. A copy of this Agreement including the redacted information has been submitted to the Securities and Exchange Commission as part of such request.

13)
By the end of 2006, at least 80% of all components on order with the exception of leading edges and kitting program will be placed on the min max system. This goal will be based on LMI delivery performance to the established min max levels and process.

14)
LMI and GAC will work together on determining a fair and equitable adjustment on pricing for part configuration changes. If a fair price cannot be reached then it is understood that GAC will quote the rolled part number to other suppliers.

15)	Pricing for new end pull components to commence July 1, 2006. Based on burn down of current over wide material inventory at LMI and GAC contract distributors.

* The text noted by asterisks has been redacted in connection with a request to the Securities and Exchange Commission for confidential treatment of such text pursuant to Rule 24b-2. A copy of this Agreement including the redacted information has been submitted to the Securities and Exchange Commission as part of such request.

Signatures:

Larry Nelson Procurement Manager Gulfstream	Ron Saks President LMI, Inc.

Dianne Lantz	Ron Llopis
Sr. Buyer Gulfstream	Southeast Region field Representative LMI, Inc.

Jessica Steptoe Buyer Gulfstream

Brian Fromond Supplier Cost Analyst Gulfstream

Larry Oeltze Traffic Manager Gulfstream

* The text noted by asterisks has been redacted in connection with a request to the Securities and Exchange Commission for confidential treatment of such text pursuant to Rule 24b-2. A copy of this Agreement including the redacted information has been submitted to the Securities and Exchange Commission as part of such request.